Exhibit 4.7
CONFIDENTIAL

                                  AMENDMENT TO
                           NOVANET SEMICONDUCTOR LTD.
                           EMPLOYEE SHARES OPTION PLAN

          This Amendment to the Novanet Semiconductor Ltd. Employee Shares Option Plan, as amended, (the "Plan") is adopted as of July [ ], 2000 by the Board of Directors (the "Board") of Novanet Semiconductor Ltd., a corporation incorporated under the laws of the State of Israel (the "Company").

                                    RECITALS

          WHEREAS, the Company will become a subsidiary of Conexant Systems, Inc. ("Conexant") upon the acquisition by Conexant of all of the outstanding shares and stock options of the Company pursuant to a Share and Option Sale and Purchase Agreement dated as of [July ], 2000 (the "Agreement") by and among Conexant, the Company, Novacom Technologies Ltd., Ericsson Microelectronics AB (formerly known as Ericsson Components AB) and C. Mer Industries Ltd.; and

          WHEREAS, pursuant to Section 3.2.5 of the Plan, the Board may amend the Plan from time to time;

          NOW THEREFORE, BE IT RESOLVED, that the Plan be amended as follows:

          1.   Section 1 of the Plan is amended by adding the following:

               "(A) "Agreement" means the Agreement, together with each of the exhibits and schedules thereto, for the acquisition by Conexant of all the outstanding shares and options of the Company pursuant to a Share and Option Sale and Purchase Agreement dated as of [July ], 2000 by and among Conexant, the Company, Novacom Technologies Ltd., Ericsson Microelectronics AB (formerly known as Ericsson Components AB) and C. Mer Industries Ltd.

               (B) "Conexant" means Conexant Systems, Inc., a Delaware Corporation, and parent of the Company.

               (C) "Closing" means the closing of the purchase and sale of the all of the outstanding shares and stock options of the Company by Conexant as contemplated under the Agreement."

Current Section 1(P) is deleted in its entirety and Sections 1(A) through 1(S) are redesignated Sections 1(D) through 1(U) accordingly.

          2. Section 1(I) of the Plan (as hereinabove redesignated) is amended by adding the following to the end thereof:

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               "provided, however, that effective immediately after the Closing, references to Shares shall be to the shares of common stock of Conexant, having a par value of U.S.$1 per share."

          3. Section 1(N) of the Plan (as hereinabove redesignated) is amended to change the reference therein to "Section 7.2" to "Section 7.3".

          4. Section 1(O) of the Plan (as hereinabove redesignated) is amended to change the reference therein to "Sections 7.3 and 7.4" to "Sections 7.4 and 7.5".

          5. Section 1(Q) of the Plan (as hereinabove redesignated) is amended to change the reference therein to "Section 7.5" to "Section 7.6".

          6. Section 1(U) of the Plan (as hereinabove redesignated) is amended and restated in its entirety as follows:

               "(U) "Trustee" - the trustee designated by the Company or
                    Conexant for the purposes of this Plan and approved of by the Israeli Income Tax Commissioner, or any other trustee the Company or Conexant may appoint, in their sole discretion, in place of the approved trustee, provided that such trustee shall be approved by the Israeli Income Tax Commissioner."

          7. Section 2.1 of the Plan is amended and restated in its entirety as follows:

               "2.1 Purpose - The purpose of the Plan is to advance the
                    interests of the Company and Conexant by affording to selected employees, consultants and directors of the Company an opportunity to acquire a proprietary interest in Conexant or to increase their proprietary interest therein as applicable, by the grant in favor of such employees, consultants and directors of Options under the terms set forth herein, and thus, to provide an additional incentive to such employees, consultants and directors to be employed by and provide services to, and remain employed by and providing services to the Company, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such employees, consultants and directors in the success of the Company and Conexant."

          8. Effective as of the date hereof, Section 2.2 is amended to add the following to the end thereof:

               "Notwithstanding any other provision of this Plan to the contrary, the Plan may also govern Options granted to certain employees, consultants and directors of the Company pursuant to
               Section 3(9) of the Ordinance or pursuant to any other

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               arrangement as may be determined by the Board or a committee appointed by the Board."

          9. Section 3.1 of the Plan is amended and restated in its entirety as follows:

               "3.1 The Plan shall be administered by the Board of Directors of
                    Conexant or by Conexant's Compensation and Management Development Committee or by any other committee appointed by the Board of Directors of Conexant. The term "Board" whenever used herein shall mean the Board of Directors of Conexant or such appointed committee, as applicable."

          10. Section 3.2 of the Plan is amended to change the reference therein to "the Board" to be "the Board of Directors of Conexant".

          11. Section 3.4 of the Plan is amended to change the reference therein to "the Board" to "the Board of Directors of Conexant" and the reference therein to "the Company" to "Conexant".

          12. Section 5 of the Plan is amended to change the reference therein to "The Company" to "Conexant".

          13. Effective as of the date hereof, Section 6.5 of the Plan is amended to add the words "under Section 102 of the Ordinance" immediately following the word "hereunder".

          14. Effective as of the date hereof, Section 6.6 of the Plan is amended to add the words "under Section 102 of the Ordinance" immediately following the word "Option".

          15. Section 6 of the Plan is amended to add the following to the end thereof:

               "6.7 Notwithstanding any other provision of this Plan to the contrary, no additional grants may be made pursuant to the Plan after the Closing."

          16. Sections 7.2 through Section 7.6 of the Plan are hereby redesignated as Sections 7.3 through Section 7.7, respectively. A new Section
7.2 is added to read in its entirety as follows:

               "7.2 Options granted under the Plan may provide for the payment of the Exercise Price, as determined by the Board of Directors of Conexant, by delivery of (i) cash or a check payable to the order of Conexant in an amount equal to the Exercise Price of such Options, (ii) Shares owned by the Grantee having a fair market value equal in amount to the Exercise Price of the Options being exercised, or (iii) any combination of (i) and (ii), provided, however, that payment of the Exercise Price by delivery of Shares owned by such Grantee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as

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                    determined by the Board of Directors of Conexant; provided, further, that to the extent that the Exercise Price of an Option is denominated in Israeli Shekels and is not converted (with the consent of the Option holder) into U.S. dollars, only payment by cash or check may be made. From and after the Closing, the fair market value of any Shares which may be delivered upon exercise of an Option shall be determined by the closing price of Conexant common stock as reported in the Nasdaq reporting system on the day the Option is exercised, or if no sale of Conexant common stock is reported for such date, the next preceding day for which there is a reported sale."

          17. Section 7.4 of the Plan (as hereinabove redesignated) is amended and restated in its entirety as follows:

               "7.4 Exercise Period

                    Subject to the provisions of Section 10.2 of the Plan (as hereinbelow amended), each Vested Option shall be exercisable for eight (8) years following the Date of Grant of such Vested Option, provided, however, that in no event may a Vested Option be exercised before the expiration of thirty (30) days following the date on which a registration statement filed with the U.S. Securities and Exchange Commission and registering the shares issuable upon exercise of the Vested Option has been declared effective."

          18. Section 7.5 of the Plan (as hereinabove redesignated) is amended and restated in its entirety as follows:

               "7.5 Adjustment Provisions

                    a. In the event of any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not Conexant is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors of Conexant shall make or take such amendments to the Plan and outstanding Options and Option Agreements and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of Shares (or other securities) then remaining subject to the Plan, and the maximum number of Shares that may be delivered to any single Grantee pursuant to the Plan, including those that are then covered by outstanding Options, so that upon such adjustment, the number of Shares shall: (i) in the event of an increase in the number of outstanding Shares, be proportionately

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                         increased and the price for each Share then covered by
                         an outstanding Option shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding Shares, be proportionately reduced and the price for each Share then covered by an outstanding Award shall be proportionately increased. No fractional interests will be issued under the Plan resulting from any adjustments.

                    b. The Board shall in its discretion make any further adjustments as it deems necessary to ensure equitable treatment of any Grantee as the result of any transaction affecting the securities subject to the Plan not described in subsection (a), or as is required or authorized under the terms of any applicable Option Agreement.

                    c. The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors of Conexant or the shareowners of Conexant to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of Conexant, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Shares or the rights thereof, the dissolution or liquidation of Conexant or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding."

          19. Section 7.6 of the Plan (as hereinabove redesignated) is amended and restated in its entirety as follows:

               "7.6 Vested Options granted in accordance with Section 102 of the
                    Ordinance may be exercised at one time or from time to time during the Exercise Period, but only by the Trustee, after the Trustee has received written instructions from the Grantee, accompanied by full payment of the Exercise Price such Vested Options then being exercised, by personal check or cashier's check, payable to the order of the Company; provided, however, that from and after the Closing, all such checks shall be made payable to Conexant (such written notices accompanied by the full payment are hereinafter referred to as the "Exercise Notice"). With respect to Vested Options that have been granted in accordance with
                    Section 102 of the Ordinance for which a Grantee has delivered the Exercise Notice, the Trustee shall exercise such Vested Options by providing Conexant at its principal office, a written notice of the Trustee's intent to exercise such Vested Options, accompanied by the Exercise Notice; provided, however, that in the case of payment by personal check, the Vested Options shall not be considered exercised, and no Exercised Shares shall be issued in respect thereof until the personal check has been fully honored by the bank on which it was drawn.

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                    Vested Options that are not intended to comply with Section
                    102 of the Ordinance may be exercised by the Grantee, who must deliver an Exercise Notice to Conexant at its principal office, provided, however, that in the case of payment by personal check, the Vested Options shall not be considered exercised, and no Exercised Shares shall be issued in respect thereof until the personal check has been fully honored by the bank on which it was drawn."

          20. Section 7.7 (as hereinabove redesignated) of the Plan is amended by adding the following to the end of the Section:

               "Upon the exercise of and full payment for the Option, Shares will be issued to the person exercising the Option by book-entry statement representing the number of Shares purchased, or otherwise, as determined by Conexant from time to time."

          21.  Section 8.1 of the Plan is amended in its entirety as follows:

               "8.1 No Option, or the right to purchase Shares thereunder, shall be assignable or transferable, except by will, by the laws of descent or distribution, or upon dissolution of marriage pursuant to a qualified domestic relations order; provided, however, that the Board may, on a case-by-case basis, authorize the assignment or transfer of an Option on such conditions as the Board may determine.

          22. Section 8.2 of the Plan is amended and restated in its entirety as follows:

               "8.2 The Grantee may transfer or sell the Exercised Shares, or any part thereof, provided that the actual payment of all taxes required to be paid upon such sale or transfer have been made to the tax assessor, and the Trustee and Conexant shall have received confirmation from the tax assessor that all taxes required to be paid upon such sale or transfer have been paid."

          23. Section 9 of the Plan is amended and restated in its entirety as follows:

               "9.  Release

               Upon the lapse of the Restricted Period, the Trustee may, pursuant to the written request of the Grantee, release and transfer the Exercised Shares to the Grantee, or to any third party to whom the Grantee wishes to sell the Exercised Shares, as indicated in the Grantee's written notice, provided, however that the following conditions have been met prior to such transfer:
               (i) payment to the tax assessor of all taxes required to be paid upon the release and transfer of the Exercised Shares have been made and confirmation of same has been received by the Trustee; and (ii) receipt by the Trustee of a written confirmation issued by Conexant at its discretion to the Trustee stating that all requirements for said release and transfer

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
               have been fulfilled according to the Plan, the Option Agreement and all other applicable laws (including those of Israel and the U.S.).

               The date on which the Exercised Shares shall be released and transferred to the Grantee shall hereinafter be referred to as the "Date of Release"."

          24. Sections 10.1 and 10.3 of the Plan are amended to change all references therein to "the Company" to "Conexant or the Company". Section 10.2 of the Plan is amended and restated in its entirety as follows:

               "10.2 Notwithstanding anything to the contrary:

                    10.2.1 if the Grantee dies while an employee, consultant or director of the Company or Conexant, the Grantee's estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised within (and only within) the period beginning on the Grantee's date of death (even if the Grantee dies before he or she has become entitled to exercise all or any part of the Options) and ending three
                            (3) years thereafter;

                    10.2.2 if the Grantee's employment by, or consultancy or directorship with, the Company or Conexant terminates other than by death, then:

                            (i)    if the Grantee's employment, by or
                                   consultancy or directorship with, the Company or Conexant is terminated for cause (as defined in the Grantee's employment agreement, and if not so defined, as resolved by the Board in its sole discretion) after the date of the Agreement the Options shall expire forthwith upon the Grantee's termination and may not be exercised thereafter;

                            (ii)   if the Grantee's employment by, or
                                   consultancy or directorship with, the Company terminates on or prior to the date of the Agreement for any reason (including disability) not specified in Section 10.2.1 or in clause (i) of this Section 10.2.2, the Grantee (or if the Grantee dies after the Grantee's termination date, the Grantee's estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Vested Options for the period ending September 30, 2001; and

                            (iii)  if the Grantee's employment by, or
                                   consultancy or directorship with, the Company or Conexant terminates after the date of the Agreement for any reason (including

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                                   disability) not specified in Section 10.2.1
                                   or in clause (i) of this Section 10.2.2, the Grantee (or if the Grantee dies after the Grantee's termination date, the Grantee's estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period ending nine months after the Grantee's termination date, but only to the extent they were exercisable on the Grantee's termination date, it being understood that neither (a) the Grantee's transfer from the Company or Conexant to a Subsidiary or affiliate of the Company or Conexant, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company or Conexant to another, nor (ii) a leave of absence duly authorized in writing by the Company or Conexant, shall be deemed a termination of employment, consultancy or directorship, as the case may be;

                    10.2.3 the beginning exercise date of any unexercisable Options will be delayed for the length of time during which the Grantee is on an unpaid leave of absence duly authorized in writing by the Company or Conexant that exceeds six (6) months;

                    10.2.4 the Board may, in its discretion, extend the period during which Options may be exercised beyond the period set forth in Sections 10.2.1 and 10.2.2(ii) above, but in no event shall the provisions of the foregoing Sections 10.2.1 and 10.2.2 extend to a date after eight (8) years after Grant Date the period during which the Options may be exercised."

          25. Section 11.2 of the Plan is amended to change the reference therein to "the Company" to "Conexant and the Company".

          26. Section 11.3 of the Plan is amended to change all references therein to "the Company" to "Conexant".

          27. Section 12.2 of the Plan is amended to add the words "issued upon exercise of Options granted in accordance with Section 102 of the Ordinance" immediately after the words "with regard to the Exercised Shares", and to change the reference therein to "the Company" to "Conexant".

          28. Section 13 of the Plan is amended to change the reference therein to "the Board" to "the Board of Directors of Conexant."

          29. Section 14 of the Plan is amended and restated in its entirety as follows:

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               "14. Rights to Changes, Etc.

               The Plan or the Option Agreement shall not affect, in any way, the rights, power or freedom of Conexant to make or authorize: any sale, transfer or any change whatsoever in all or any part of Conexant's or the Company's assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of Conexant or the Company; any merger or consolidation of Conexant or the Company; any issue of bonds, debentures, shares (including preferred or prior preference shares ahead of or affecting the existing shares of Conexant or the Company including the shares into which the Options granted hereunder are exercisable or the Exercised Shares or the rights thereof, etc.); or the dissolution or liquidation of Conexant or the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including, without limitation, a right of compensation for any dilution resulting from any issuance of any shares of stock or any other securities in Conexant to any person or entity whatsoever."

          30. Section 16 of the Plan is amended to change all references therein to "the Company" to "Conexant" and the reference to "the Company's" to "Conexant's".

          31. Section 17 of the Plan is amended to change all references therein to "the Company" to "Conexant" and to add the following as a new paragraph after the second paragraph of the section:

               "Conexant's obligation to issue Shares to a person exercising an Option issued under the by book-entry statement shall be subject to that person's satisfaction of all applicable Israeli, U.S., state and local income, excise, employment and any other tax withholding requirements."

          32   Effective as of the date hereof, Section 18 of the Plan is amended to add the words "intended to comply with the terms of Section 102 of the Ordinance" immediately following the word "Options".

          33.  Section 19 is added to the Plan as follows:

               "19. Notices

               All written notices to be given by the Grantee to Conexant may be delivered personally or by registered mail, postage prepaid, addressed as follows:

                           Conexant Systems, Inc.
                           4311 Jamboree Road
                           Newport Beach, California  92660
                           U.S.A.

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                           Attention:  Office of Stock Administration
                           Tel:        949-483-4525
                           Fax:        949-483-6263

               Any notice given by the Grantee pursuant to the terms of the Option shall not be effective until actually received by Conexant at the above addresses. Any notice to be given to the Grantee shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Grantee on the records of the Company and shall be effective ten days after mailing."

          34.  Section 20 is added to the Plan as follows:

               "20. Effect of the Purchase by Conexant of the Company's Shares

               Notwithstanding any other provision in the Plan to the contrary, as a result of the Agreement and upon Closing, all previously issued Options to purchase common shares of the Company shall be treated in accordance with the provisions of the Agreement and the Israeli Income Tax Authority's ruling in connection with the rollover of the Options into Options to purchase Conexant Shares (the "Ruling"). If there is any inconsistency between this Plan and the provisions of the Ruling or the Agreement, the provisions of the Ruling or the Agreement, as the case may be, shall prevail."

          35. Except as otherwise set forth herein, this Amendment and the provisions herein shall become effective as of the Closing.

          36. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

          37. Except as set forth herein, the Plan shall remain in full force and effect.







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          I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Novanet Semiconductor Ltd. on July [ ],
2000.



                                                  By
                                                     --------------------------
                                                     Name:
                                                     Title:





















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